Exhibit 10.77

PURCHASE AND SALE CONTRACT

BETWEEN

CCIP/3 WILLIAMSBURG MANOR, LLC,
a Delaware limited liability company

AS SELLER

AND

THE EMBASSY GROUP LLC,
a New York limited liability company

AS PURCHASER

WILLIAMSBURG MANOR APARTMENTS
1248 DONALDSON DRIVE
CARY, NORTH CAROLINA 27511

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	12
2.1	Purchase and Sale	12
2.2	Purchase Price and Deposit	12
2.3	Escrow Provisions Regarding Deposit	13
ARTICLE III	FEASIBILITY PERIOD	15
3.1	Feasibility Period	15
3.2	Expiration of Feasibility Period	16
3.3	Conduct of Investigation	17
3.4	Purchaser Indemnification	18
3.5	Property Materials	19
3.6	Property Contracts	21
3.7	Purchaser’s Financing Contingency	23
ARTICLE IV	TITLE	24
4.1	Title Documents	24
4.2	Survey	25
4.3	Objection and Response Process	25
4.4	Permitted Exceptions	26
4.5	Existing Deed of Trust	27
4.6	Subsequently Disclosed Exceptions	27
4.7	Purchaser Financing	28
ARTICLE V	CLOSING	29
5.1	Closing Date	29
5.2	Seller Closing Deliveries	30
5.3	Purchaser Closing Deliveries	31
5.4	Closing Prorations and Adjustments	33
5.5	Post Closing Adjustments	39
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	40
6.1	Seller’s Representations	40
6.2	AS-IS	42
6.3	Survival of Seller’s Representations	43
6.4	Definition of Seller’s Knowledge	44
6.5	Representations and Warranties of Purchaser	44
ARTICLE VII	OPERATION OF THE PROPERTY	46
7.1	Leases and Property Contracts	46
7.2	General Operation of Property	47
7.3	Liens	48
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	48
8.1	Purchaser’s Conditions to Closing	48
8.2	Seller’s Conditions to Closing	49
ARTICLE IX	BROKERAGE	51
9.1	Indemnity	51
9.2	Broker Commission	52
9.3	Broker Signature Page	52
ARTICLE X	DEFAULTS AND REMEDIES	52
10.1	Purchaser Default	52
10.2	Seller Default	53
ARTICLE XI	RISK OF LOSS OR CASUALTY	55
11.1	Major Damage	55
11.2	Minor Damage	55
11.3	Closing	55
11.4	Repairs	56
ARTICLE XII	EMINENT DOMAIN	57
12.1	Eminent Domain	57
ARTICLE XIII	MISCELLANEOUS	57
13.1	Binding Effect of Contract	57
13.2	Exhibits and Schedules	58
13.3	Assignability	58
13.4	Binding Effect	58
13.5	Captions	58
13.6	Number and Gender of Words	58
13.7	Notices	58
13.8	Governing Law and Venue	62
13.9	Entire Agreement	62
13.10	Amendments	62
13.11	Severability	63
13.12	Multiple Counterparts/Facsimile Signatures	63
13.13	Construction	63
13.14	Confidentiality	63
13.15	Time of the Essence	64
13.16	Waiver	64
13.17	Attorneys’ Fees	64
13.18	Time Periods	65
13.19	Intentionally Omitted	65
13.20	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	65
13.21	No Exclusive Negotiations	65
13.22	ADA Disclosure	65
13.23	No Recording	66
13.24	Relationship of Parties	66
13.25	Dispute Resolution	66
13.26	AIMCO Marks	67
13.27	Non-Solicitation of Employees	68
13.28	Survival	68
13.29	Multiple Purchasers	68
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	68
14.1	Disclosure	68
14.2	Consent Agreement	69

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment
Exhibit E	Form of Assignment of Leases and Security Deposits
Exhibit F	Form of Vendor Termination Notice
Exhibit G	Form of Tenant Notice Letters
Exhibit H	Lead Paint Disclosure

SCHEDULES

Schedule 1	List of Excluded Permits
Schedule 2	Excluded Fixtures and Tangible Personal Property
Schedule 3	List of Materials

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 14 th day of July, 2009 (the “Effective Date”), by and between CCIP/3 WILLIAMSBURG MANOR, LLC, a Delaware limited liability company, having an address at c/o AIMCO, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“ Seller”), and THE EMBASSY GROUP LLC, a New York limited liability company, having an address at 3 College Road, Suite 203, Airmont, New York 10952 (“ Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.        Seller owns the real estate located in Wake County, North Carolina, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as The Williamsburg Manor Apartments.

B.         Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

article I
DEFINED TERMS

1.1       Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in this ARTICLE I.

1.1.1        “ ADA” shall have the meaning set forth in Section 13.22.

1.1.2        “ Additional Deposit” shall have the meaning set forth in Section 2.2.2.

1.1.3        “ Adjournment Deposit” shall have the meaning set forth in Section 5.1.

1.1.4        “ AIMCO” means the Apartment Investment and Management Company.

1.1.5        “ AIMCO Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Property Manager, or AIMCO in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).

1.1.6        “ Broker” shall have the meaning set forth in Section 9.1.

1.1.7        “ Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado, New York or North Carolina.

1.1.8        “ Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.1.9        “ Closing Date” means the date on which the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.

1.1.10    “ Code” shall have the meaning set forth in Section 2.3.6.

1.1.11    “ Consent Agreement” shall have the meaning set forth in Section 14.2.

1.1.12    “ Consultants” shall have the meaning set forth in Section 3.1.

1.1.13    “ Damage Notice” shall have the meaning set forth in Section 11.1.

1.1.14    “ Deed” shall have the meaning set forth in Section 5.2.1.

1.1.15    “ Deed of Trust” shall have the meaning set forth in Section 4.5.

1.1.16    “ Deposit” means, to the extent actually deposited by Purchaser with Escrow Agent, the Initial Deposit and the Additional Deposit.

1.1.17    “ Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.1.18    “ Excluded Permits” means those Permits which, under applicable law, are nontransferable and such other Permits, if any, as may be designated as Excluded Permits on Schedule 1.

1.1.19    “ Existing Survey” shall have the meaning set forth in Section 4.2.

1.1.20    “ Feasibility Period” shall have the meaning set forth in Section 3.1.

1.1.21    “ FHA” shall have the meaning set forth in Section 13.22.

1.1.22    “ Final Response Deadline” shall have the meaning set forth in Section 4.3.

1.1.23    “Financing Contingency Period ” shall have the meaning set forth in Section 3.7.

1.1.24    “ Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable.  The term “Fixtures and Tangible Personal Property” does not include (a) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property, or (c) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, or (d) the property and equipment, if any, expressly identified in Schedule 2.

1.1.25    “ General Assignment” shall have the meaning set forth in Section 5.2.3.

1.1.26    “ Good Funds” shall have the meaning set forth in Section 2.2.1.

1.1.27    “ Improvements” means all buildings and improvements located on the Land taken “as is.”

1.1.28    “ Information Statement” shall have the meaning set forth in Section 8.2.4.

1.1.29    “ Initial Deposit” shall have the meaning set forth in Section 2.2.1.

1.1.30    “ Land” means all of those certain tracts of land located in the State of North Carolina described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto.

1.1.31    “ Lease(s)” means the interest of Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the applicable Property.

1.1.32    “ Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.1.33    “ Lender” means New York Life Insurance Company.

1.1.34    “ Loan” means the indebtedness owing to Lender evidenced by the Note.

1.1.35    “ Loan Payoff” shall have the meaning set forth in Section 5.4.7.

1.1.36    “ Losses” shall have the meaning set forth in Section 3.4.1.

1.1.37    “ Materials” shall have the meaning set forth in Section 3.5.

1.1.38    “ Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller’s proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks.  The term “Miscellaneous Property Assets” also shall include all of Seller’s rights, if any, in and to the name “The Williamsburg Manor Apartments” as it relates solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, AIMCO, or their respective affiliates).

1.1.39    “ Mortgage Loan Application” shall have the meaning set forth in Section 3.7.

1.1.40    “ New Exception” shall have the meaning set forth in Section 4.6.

1.1.41    “ New Exception Review Period” shall have the meaning set forth in Section 4.6.

1.1.42    “ Note” means that certain promissory note executed by Seller and payable to the order of Lender relating to the Loan.

1.1.43    “ Objection Deadline” shall have the meaning set forth in Section 4.3.

1.1.44    “ Objection Notice” shall have the meaning set forth in Section 4.3.

1.1.45    “ Objections” shall have the meaning set forth in Section 4.3.

1.1.46    “ Permits” means all licenses and permits granted by any governmental authority having jurisdiction over the Property owned by Seller and required in order to own and operate the Property.

1.1.47    “ Permitted Exceptions” shall have the meaning set forth in Section 4.4.

1.1.48    “ Prohibited Person” means any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “ Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“ OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.1.49    “ Property” means (a) the Land and Improvements and all rights of Seller, if any, in and to all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Land and Improvements, (b) the right, if any and only to the extent transferable, of Seller in the Property Contracts, Leases, Permits (other than Excluded Permits), and the Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property and used in its operation.

1.1.50    “ Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance or service contracts and similar contracts, excluding Leases, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, but only to the extent assignable by their terms or applicable law (including any contracts that are assignable with the consent of the applicable vendor), and not including (a) any national contracts entered into by Seller, Property Manager, or AIMCO with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller’s sole discretion, elects to terminate with respect to the Property effective as of the Closing Date, or (b) any property management contract for the Property.  Property Contracts shall not include forward or similar long-term contracts to purchase electricity, natural gas, or other utilities.

1.1.51    “ Property Contracts List” shall have the meaning set forth in Section 3.5.4.

1.1.52    “ Property Contracts Notice” shall have the meaning set forth in Section 3.6.

1.1.53    “ Property Manager” means the current property manager of the Property.

1.1.54    “ Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.1.55    “ Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

1.1.56    “ Purchaser’s Lender” shall have the meaning set forth in Section 3.7.

1.1.57    “ Purchaser’s Loan” shall have the meaning set forth in Section 3.7.

1.1.58    “ Records Disposal Notice” shall have the meaning set forth in Section 5.4.11.

1.1.59    “ Records Hold Period” shall have the meaning set forth in Section 5.4.11.

1.1.60    “ Regional Property Manager” shall have the meaning set forth in Section 6.4.

1.1.61    “ Rent-Ready Condition” shall have the meaning set forth in Section 7.2.

1.1.62    “ Repairs” shall have the meaning set forth in Section 11.1.

1.1.63    “ Report” shall have the meaning set forth in Section 14.2.

1.1.64    “ Required Assignment Consent” shall have the meaning set forth in Section 3.6.

1.1.65    “ Response Deadline” shall have the meaning set forth in Section 4.3.

1.1.66    “ Response Notice” shall have the meaning set forth in Section 4.3.

1.1.67    “ SEC” shall have the meaning set forth in Section 8.2.4.

1.1.68    “ Seller’s Indemnified Parties” shall have the meaning set forth in Section 3.4.1.

1.1.69    “ Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.11.

1.1.70    “ Seller’s Representations” shall have the meaning set forth in Section 6.1.

1.1.71    “ Survey” shall have the meaning ascribed thereto in Section 4.2.

1.1.72    “ Survival Period” shall have the meaning set forth in Section 6.3.

1.1.73    “ Survival Provisions” shall have the meaning set forth in Section 13.28.

1.1.74    “ Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.1.75    “ Tenant Deposits” means all security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to the Leases.  Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

1.1.76    “ Tenant Notification” shall have the meaning set forth in Section 5.2.6.

1.1.77    “ Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.2.

1.1.78    “ Tenant Unit” means each apartment in the Property which is leased by Seller to Tenants in the ordinary course of Seller’s business.

1.1.79    “Terminated Contracts” shall have the meaning set forth in Section 3.6.

1.1.80    “ Testing” shall have the meaning set forth in Section 14.2.

1.1.81    “Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property.

1.1.82    “Title Commitment” shall have the meaning ascribed thereto in Section 4.1.

1.1.83    “Title Documents” shall have the meaning set forth in Section 4.1.

1.1.84    “Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.1.85    “Title Policy” shall have the meaning set forth in Section 4.1.

1.1.86    “Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

1.1.87    “ Vendor Terminations” shall have the meaning set forth in Section 5.2.5.

1.1.88    “ Work” shall have the meaning set forth in Schedule 4.

article II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The total purchase price (“ Purchase Price”) for the Property shall be an amount equal to $10,350,000, which amount shall be paid by Purchaser, as follows:

2.2.1    Within two (2) Business Days after the Effective Date, Purchaser shall deliver to First American Title Insurance Company of New York, c/o Linda J. Isaacson, 633 Third Avenue, New York, New York 10017 (“ Escrow Agent” or “Title Insurer”) an initial deposit (the “ Initial Deposit”) of $125,000 by wire transfer of immediately available funds (“ Good Funds”).  The Initial Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.2    Within one Business Day after the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “ Additional Deposit”) of $125,000 by wire transfer of Good Funds.  The Additional Deposit shall be held and disbursed in accordance with the escrow provisions set forth in Section 2.3.

2.2.3    [Intentionally left blank].

2.2.4    The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. (in the time zone in which Escrow Agent is located) on the Closing Date (or such earlier time as required by Seller’s lender).

2.3       Escrow Provisions Regarding Deposit.

2.3.1    Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2    Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3    If the Deposit has not been released earlier in accordance with Section 2.3.2, and either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit, or the applicable portion thereof, to Purchaser).  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto, which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s and Purchaser’s closing instruction letter delivered at Closing and the provisions of this Section 2.3; provided, however, that (a) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Escrow Agent will not be necessary to amend any provision of this Contract other than this Section 2.3.

2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “ Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

2.3.7    The provisions of this Section 2.3 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

article III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including August 4, 2009 (the “ Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “ Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property:

3.1.1    To conduct and make any and all customary studies, tests, examinations, inquiries, and inspections, or investigations (collectively, the “ Inspections”) of or concerning the Property (including, without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys);

3.1.2    To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property;

3.1.3    To ascertain and confirm the suitability of the Property for Purchaser’s intended use of the Property; and

3.1.4    To review the Materials at Purchaser’s sole cost and expense.

3.2       Expiration of Feasibility Period.

  If the results of any of the matters referred to in Section 3.1 appear unsatisfactory to Purchaser for any reason or if Purchaser elects not to proceed with the transaction contemplated by this Contract for any other reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. (in the time zone in which the Escrow Agent is located) on the date of expiration of the Feasibility Period.  If Purchaser exercises such right to terminate, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall forthwith return the Initial Deposit to Purchaser (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Initial Deposit).  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period in strict accordance with the notice provisions of this Contract, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Initial Deposit and the Additional Deposit when delivered in accordance with Section 2.2.2 shall be non-refundable except as expressly provided for herein to the contrary and Purchaser’s obligation to purchase the Property shall be non-contingent and unconditional except only for satisfaction of the conditions expressly stated in Section 8.1.

3.3       Conduct of Investigation.

  Purchaser shall not permit any mechanic’s or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give notice to Seller a reasonable time prior to entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons.  All information made available by Seller to Purchaser in accordance with this Contract or obtained by Purchaser in the course of its Inspections shall be treated as confidential information by Purchaser, and, prior to the purchase of the Property by Purchaser, Purchaser shall use commercially reasonable efforts to prevent its Consultants from divulging such information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transactions contemplated by this Contract.  The provisions of this Section 3.3 shall survive the termination of this Contract, and if not so terminated shall survive (except for the confidentiality provisions of this Section 3.3) the Closing and delivery of the Deed to Purchaser.

3.4       Purchaser Indemnification.

3.4.1    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “ Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “ Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other matters performed by Purchaser or its Consultants with respect to the Property during the Feasibility Period or otherwise.  Purchaser shall, however, not be liable for any damages incurred by Seller resulting from the mere discovery by Purchaser (as opposed to the exacerbation by Purchaser) of a pre-existing condition at or with regard to the Property; provided, however, that, if Purchaser proceeds with acquisition of the Property after the expiration of the Feasibility Period, Purchaser shall accept the Property with such pre-existing condition and assume any liabilities associated therewith.

3.4.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use commercially reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of five (5) calendar days after the Effective Date.  The provisions of this Section 3.4 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

3.5       Property Materials.

3.5.1    Within three (3) calendar days after the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2) and have not been heretofore provided by Seller to Purchaser, Seller agrees to make the documents set forth on Schedule 3 (the “Materials”) available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  In the alternative, at Seller’s option and within the foregoing 3-day period, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within three (3) Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2    In providing such information and Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  Any information and Materials provided by Seller to Purchaser under the terms of this Contract is for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser (if Purchaser is otherwise entitled to such Deposit pursuant to the terms of this Contract) if this Contract is terminated for any reason.  Purchaser shall not in any way be entitled to rely upon the accuracy of such information and Materials.  Purchaser recognizes and agrees that the Materials and other documents and information delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily available to Seller after reasonable inquiry to ascertain their availability.  Purchaser understands that, although Seller will use commercially reasonable efforts to locate and make available the Materials and other documents required to be delivered or made available by Seller pursuant to this Contract, Purchaser will not rely on such Materials or other documents as being a complete and accurate source of information with respect to the Property, and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5.3    In addition to the items set forth on Schedule 3, not later than three (3) calendar days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (the “ Rent Roll”).  The Rent Roll shall be part of the Materials for all purposes under this Contract and Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.7.  Seller shall update the Rent Roll in accordance with Section 5.2.11.

3.5.4    In addition to the items set forth on Schedule 3, no later than three (3) calendar days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “Property Contracts List”).  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.8.  Seller shall update the Property Contracts List in accordance with Section 5.2.12.

3.5.5    The provisions of this Section 3.5 shall survive the Closing and delivery of the Deed to Purchaser.

3.6       Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “ Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “ Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts (and, to the extent that the effective date of termination of any Terminated Contract is after the Closing Date, Purchaser shall be deemed to have assumed all of Seller’s obligations under such Terminated Contract as of the Closing Date), (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees or penalties.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  To the extent that any Property Contract to be assumed by Purchaser (including any Property Contract that, because of advance notice requirements, will be temporarily assumed by Purchaser pending the effective date of termination after the Closing Date) is assignable but requires the applicable vendor to consent to the assignment or assumption of the Property Contract by Seller to Purchaser, then, prior to the Closing, Purchaser shall be responsible for obtaining from each applicable vendor a consent (each a “ Required Assignment Consent”) to the assignment of the Property Contract by Seller to Purchaser (and the assumption by Purchaser of all obligations under such Property Contract).  Seller agrees to reasonably cooperate, at no material cost to Seller, with Purchaser in obtaining such Required Assignment Consent  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain any Required Assignment Consent.

3.7       Purchaser’s Financing Contingency.

  The obligations of Purchaser under this Contract are conditioned upon an institutional mortgage lender (“ Purchaser’s Lender”) agreeing to make a first mortgage loan to Purchaser (“ Purchaser’s Loan”), which loan shall (i) be in the amount of not more than $7,762,500, (ii) have a fixed interest rate not to exceed seven percent (7.0%), (iii) be secured by a first mortgage on the Property, (iv) not require personal guaranty other than in connection with traditional non-recourse carve-outs and environmental indemnity and (v) otherwise be on such terms and conditions reasonably acceptable to Purchaser.   Purchaser shall (a) make application to Purchaser’s Lender for such first mortgage loan (the “ Mortgage Loan Application”), (b) furnish accurate and complete information on Purchaser and any guarantor, as required, (c) pay all fees, points and charges required in connection with such application and loan, (d) pursue such application in good faith and with reasonable diligence, (e) cooperate in good faith with Purchaser’s Lender to the end of securing Purchaser’s Loan, and (f) if required by Purchaser’s Lender, cause (x) such person or entity reasonably acceptable to Purchaser’s Lender to execute and deliver a “non-recourse carve-out” guaranty and environmental indemnity in favor of Purchaser’s Lender and (y) such funds to be escrowed for real estate taxes, insurance and replacement reserves in amounts reasonably determined by Purchaser’s Lender for loans on multi-family property in Wake County, North Carolina which are similar in type, age and condition as the Property.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Mortgage Loan Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to Purchaser’s Lender in connection with the Mortgage Loan Application; provided, however, that Seller agrees to reasonably cooperate with Purchaser to provide information specific to the current operation of the Property to the extent requested by Purchaser’s Lender.  Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies reasonably noted by Purchaser’s Lender in connection with the Mortgage Loan Application no later than three (3) Business Days after notification from Purchaser’s Lender of such deficiency.  Provided that Purchaser’s Lender issues a commitment in accordance with the terms of this Section 3.7, Purchaser shall execute and accept the commitment of Purchaser’s Lender when issued, shall comply with all reasonable requirements of such commitment and shall promptly notify Seller upon Purchaser’s execution of such commitment.   If, notwithstanding Purchaser’s compliance with the provisions of this Section 3.7, Purchaser’s Lender fails to issue a loan commitment in accordance with the terms of this Section 3.7 on or before August 13, 2009 (the “ Financing Contingency Period”), then Purchaser shall have the right to terminate this Contract by delivering written notice to Seller on or before the expiration of the Financing Contingency Period and the Deposit shall be returned to Purchaser.  Thereafter, this Contract shall be of no further force and effect subject to and except for the Survival Provisions.  If Purchaser fails to deliver to Seller a written notice of termination on or before the expiration of the Financing Contingency Period in accordance with the terms of this Section 3.7, then the Purchaser's right to terminate this Contract under this Section 3.7 shall be permanently waived, this Contract shall remain in full force and effect, and Purchaser shall have no further right to terminate this Contract on account of Purchaser’s inability or failure to obtain Purchaser's Loan.

article IV
TITLE

4.1       Title Documents.

  Purchaser acknowledges that it has received a commitment  (“ Title Commitment”) for owner’s title insurance issued by Title Insurer and identified as File No. 3020-385501NC43, issued on July 6, 2009, to provide a standard American Land Title Association’s owner’s title insurance policy for the Property, using the customary policy jacket customarily provided by Title Insurer, in an amount equal to the Purchase Price (the “ Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “ Title Documents”).  Seller shall be responsible only for payment of the basic premium for the Title Policy.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2       Survey.

  Purchaser acknowledges that it has received an existing survey of the Property, dated July 7, 2005, prepared by Triangle Surveyors (the “ Existing Survey”) from Seller, subject to Section 3.5.2.  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, referred to herein as the “ Survey”).

4.3       Objection and Response Process.

  On or before the date which is ten (10) calendar days after the Effective Date (the “ Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents or the Survey to which Purchaser objects (the “ Objections”).  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before fifteen (15) calendar days after the Effective Date (the “ Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “ Response Notice”) of those Objections which Seller is willing to cure (or cause the Title Company to omit as an exception to title insurance coverage or otherwise insure against collection against the Property, provided such insurance is acceptable to Purchaser’s Lender), if any.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, but not beyond the expiration of Purchaser’s mortgage loan commitment or rate lock unless Seller agrees to pay for an extension of such commitment or rate lock.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or lack of Response Notice, Purchaser may, as its exclusive remedy, elect by written notice given to Seller on or before twenty (20) calendar days after the Effective Date (the “ Final Response Deadline”) either (a) to accept the Title Documents and Survey with resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price, or (b) to terminate this Contract by giving written notice to that effect to Seller, in which case, the Escrow Agent shall deliver to Purchaser the Initial Deposit (subject to Purchaser’s obligation to deliver all Third-Party Reports and to return all information and Materials provided by Seller to Purchaser, or the destruction of such Materials certified in writing by Purchaser and Seller) in accordance with the terms and conditions of Section 3.2.  If Purchaser fails to give notice to terminate this Contract on or before the Final Response Deadline, Purchaser shall be deemed to have elected to approve and irrevocably waived any objections to any matters covered by the Title Documents or the Survey, subject only to resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections).

4.4       Permitted Exceptions.

  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “ Permitted Exceptions”:

4.4.1    All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure (or otherwise resolve) pursuant to the Response Notice under Section 4.3, (b) mechanics’ liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2    All Leases;

4.4.3    [Intentionally left blank];

4.4.4    Applicable zoning and governmental regulations and ordinances;

4.4.5    Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.6    The terms and conditions of this Contract.

4.5       Existing Deed of Trust.

  It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secure the Note (collectively, the “ Deed of Trust”) or any other monetary liens voluntarily caused or created by Seller after the Effective Date shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall, pursuant to Section 5.4.7, be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

4.6       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment or Survey discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of the Title Commitment or Survey delivered to Purchaser during the Feasibility Period (the “ New Exception”), Purchaser shall have a period of five (5) calendar days from the date of its receipt of such update (the “ New Exception Review Period”) to review and notify Seller in writing of Purchaser's approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller's sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, but not beyond the expiration of Purchaser’s mortgage loan commitment or rate lock unless Seller agrees to pay for an extension of such commitment or rate lock.  If Seller fails to deliver a notice to Purchaser within three (3) calendar days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller's response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing clause within six (6) calendar days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7       Purchaser Financing.

  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing, except as provided in Section 3.7.

article V
CLOSING

5.1       Closing Date.

  The Closing shall occur on August 24, 2009 (the “ Closing Date”) through an escrow with Escrow Agent, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the first sentence of this paragraph, or to such other date (either in the same month or the next month) as Seller reasonably determines is desirable in connection with the Loan Payoff, provided that in no event shall such extension be beyond the expiration of Purchaser’s mortgage loan commitment or rate lock unless Seller agrees to pay for the extension of such commitment or rate lock.  Further, if required in order to comply with the requirements of Section 8.2.4, then Seller may extend the Closing Date to a date not later than forty-five (45) days following the Closing Date specified in the first sentence of this Section 5.1, provided that in no event shall such extension be beyond the expiration of Purchaser’s mortgage loan commitment or rate lock unless Seller agrees to pay for the extension of such commitment or rate lock.  Notwithstanding anything herein to the contrary, Purchaser, upon written notice to Seller delivered no later than three (3) Business Days prior to the Closing, shall have the right to extend the Closing Date for up to fifteen (15) calendar days, provided that together with such notice Purchaser shall deliver to Escrow Agent an additional deposit of $50,000 by wire transfer of Good Funds (the “ Adjournment Deposit”).  The Adjournment Deposit, to the extent delivered to Escrow Agent, shall be deemed part of the Deposit and shall be held and disbursed in the same manner as the Deposit.

5.2       Seller Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1    Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment and Assumption in the form attached as Exhibit D (the “General Assignment”).

5.2.4    An Assignment and Assumption of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5    A letter in the form attached hereto as Exhibit F prepared by Purchaser and countersigned by Seller to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “ Vendor Terminations”).

5.2.6    A notification letter to all Tenants (“ Tenant Notification”) in the form attached hereto as Exhibit G, prepared by Seller and executed by Seller and Purchaser, which Tenant Notification shall be delivered to all Tenants by Purchaser immediately after Closing.

5.2.7    A closing statement executed by Seller.

5.2.8    A title affidavit or at Seller’s option an indemnity, as applicable, in the customary form reasonably acceptable to Seller to enable Title Insurer to delete the standard exceptions to the title insurance policy set forth in this Contract (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided that such affidavit does not subject Seller to any greater liability, or impose any additional obligations, other than as set forth in this Contract.

5.2.9    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.10  Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate the transactions contemplated by this Contract.

5.2.11  An updated Rent Roll effective as of a date no more than three (3) Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.12  An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date, reflecting the information required in Section 3.5.4; provided, however, that the content of such Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.13  Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Contract.

5.3       Purchaser Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.4), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items with respect to the Property being conveyed at such Closing:

5.3.1    The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2    A title affidavit (or at Purchaser’s option an indemnity) pertaining to Purchaser’s activity on the Property prior to Closing, in the customary form reasonably acceptable to Purchaser, to enable Title Insurer to delete the standard exceptions to the title insurance policy set forth in this Contract (other than matters constituting any Permitted Exceptions and matters which are to be completed or performed post-Closing) to be issued pursuant to the Title Commitment; provided that such affidavit does not subject Purchaser to any greater liability, or impose any additional obligations, other than as set forth in this Contract.

5.3.3    Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property.

5.3.4    A closing statement executed by Purchaser.

5.3.5    A countersigned counterpart of the General Assignment.

5.3.6    A countersigned counterpart of the Leases Assignment.

5.3.7    A countersigned counterpart of the Tenant Notification, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.8    The Vendor Terminations. Purchaser shall be solely responsible for identifying each of the Terminated Contracts (subject to the terms and conditions of Section 3.6) and addressing and preparing each of the Vendor Terminations for execution by Purchaser and Seller.

5.3.9    Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.10  Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate transactions contemplated by this Contract.

5.3.11  Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of this Contract.

5.4       Closing Prorations and Adjustments.

5.4.1    General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “ Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.  Such adjustments shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser), by increasing or reducing the cash to be paid by Purchaser at Closing.

5.4.2    Intentionally Omitted.

5.4.3    Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within thirty (30) calendar days after the Closing, if necessary.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4    Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5    Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser.

5.4.6    Leases.

5.4.6.1 All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date (prorated for any partial month).  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non- delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “ Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents.  From and after the Closing, all rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be first applied to current rent owed to Purchaser (including delinquent rent owed to Purchaser after Closing), then to delinquent rents owed to Seller for periods prior to Closing. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant (but not the right to terminate any Lease or evict any Tenant) and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right.  Purchaser agrees to cooperate with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or within ninety (90) calendar days after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within seven (7) calendar days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “ Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.  Between the Effective Date and the Closing Date, Seller shall use reasonable efforts to not apply any Tenant Security Deposits against delinquent rent of a Tenant unless such Tenant no longer occupies space at the Property.

5.4.6.3 With respect to operating expenses, taxes, utility charges, other operating cost pass-throughs, retroactive rental escalations, sums or charges payable by Tenants under the Tenant Leases, to the extent that Seller has received as of the Closing payments allocable to periods subsequent to Closing, the same shall be properly prorated with an adjustment in favor of Purchaser, and Purchaser shall receive a credit therefor at Closing.  With respect to any payments received by Purchaser after the Closing allocable to Seller prior to Closing, Purchaser shall promptly pay the same to Seller.

5.4.7    Work Credit.  At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the cost to perform the Work described in Schedule 4.  The cost of the Work shall be determined by Seller in Seller’s sole discretion pursuant to a third-party bidding process.  Seller shall deliver to Purchaser a copy of a bid for the Work received from a third party contractor not later than five (5) Business Days prior to the expiration of the Feasibility Period.  Purchaser acknowledges that Seller shall be under no obligation to undertake any part of the Work or to assume any expenses in connection with the Work.  The credit provided at Closing pursuant to this Section 5.4.7 shall be final and not subject to re-adjustment after Closing.

5.4.8    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9    Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.10  Closing Costs.  Purchaser shall pay any transfer, sales, use, gross receipts or similar taxes, imposed on a purchaser, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay the applicable North Carolina real property transfer tax for the conveyance of the Property and any transfer, sales, use, gross receipts or similar taxes imposed on a seller, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, the base premium for the Title Policy to the extent required by Section 4.1, and one-half of the customary closing costs of the Escrow Agent.

5.4.11  Possession.  Possession of the Property, subject to the Leases, Property Contracts which are not identified as Terminated Contracts during the Feasibility Period (subject to the limitations of Section 3.6), and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3, including, without limitation, the Purchase Price.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “ Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than 3 years after the Closing (the “ Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.  If at any time after the Records Hold Period, Purchaser desires to dispose of Seller’s Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the “ Records Disposal Notice”).  Seller shall have a period of thirty (30) calendar days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy those of Seller’s Property-Related Files and Records that Seller desires to retain.

5.4.12  Survival.  The provisions of this Section 5.4 shall survive the Closing and delivery of the Deed to Purchaser.

5.5       Post Closing Adjustments.

  In general, and except as provided in this Contract or the Closing Documents, Seller shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period prior to the Closing Date and Purchaser shall be entitled to all income, and shall pay all expenses, relating to the operation of the Property for the period commencing on and after the Closing Date.  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of sixty (60) calendar days after Closing, or (b) subject to such 60-day period, unless such items exceed $2,000.00 in magnitude (either individually or in the aggregate).  The provisions of this Section 5.5 shall survive the Closing and delivery of the Deed to Purchaser.

article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “ Seller’s Representations”) as of the Effective Date and as of the Closing Date (provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1):

6.1.1    Seller is duly organized, validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to Section 8.2.4, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transactions contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid, binding and enforceable agreement against Seller in accordance with its terms;

6.1.2    Other than the Leases and the Property Contracts, the Property is not subject to any written lease executed by Seller or, to Seller’s knowledge, any other possessory interests of any person;

6.1.3    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.4    Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller’s current insurance policy(ies), to Seller’s knowledge, there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property;

6.1.5    To Seller’s knowledge, except for the matters set forth in Schedule 4, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.6    To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.7    To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.11) is accurate in all material respects; and

6.1.8    To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.12) is accurate in all material respects.

6.1.9    To Seller’s knowledge, Seller has complied in all material respects with its obligations under the Consent Agreement referenced in Section 14.2 as it relates to the Property.

6.2       AS-IS.

  Except for Seller’s Representations, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser shall rely only upon any title insurance obtained by Purchaser with respect to title to the Property.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.  The provisions of this Section 6.2 shall survive the Closing and delivery of the Deed to Purchaser.

6.3       Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 6 months (the “ Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $350,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $3,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “ knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon such Regional Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager any individual personal liability.  As used herein, the term Designated Representative shall refer to Dawn Bailey who is the Regional Property Manager handling this Property (the “ Regional Property Manager”).

6.5       Representations And Warranties Of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York.

6.5.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3    No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7    To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8    The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

The provisions of this Section 6.5 shall survive the Closing and delivery of the Deed to Purchaser.

article VII
OPERATION OF THE PROPERTY

7.1       Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new or renewed Leases shall not have a term in excess of 1 year (or such longer period of time for which such Leases are entered into by Seller in the ordinary course of its operation of the Property) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. From the Effective Date until the Closing Date, Seller shall only enter into new Property Contracts that are terminable on thirty (30) days prior written notice without penalty or costs.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall operate and maintain the Property after the Effective Date in the ordinary course of business, and except as necessary in the Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.  Five (5) Business Days prior to the Closing, the Seller shall use commercially reasonable efforts to cause all Tenant Units which have been vacant for five (5) calendar days or more to be in Rent-Ready Condition.  Purchaser may, at its option, inspect the Property not less than five (5) Business Days prior to Closing to verify that such vacant Tenant Units are in such rent-ready condition.  With respect to each Tenant Unit that has been vacant for five (5) calendar days or more prior to such inspection date that is not in Rent-Ready Condition on the date of Closing, Purchaser shall receive a credit against the Purchase Price at Closing in the sum of $750.00.  (As used herein, “ Rent-Ready Condition” means: interior carpets have been shampooed, interior walls have been freshly painted, kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual Tenant Unit(s)) are in working order, and there is no material damage to the doors, walls, ceilings, floors and windows inside such Tenant Units.)

7.3       Liens.

  Other than utility easements necessary for the operation of the Property and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien, utility easement or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien, utility easement or encumbrance, which approval shall not be unreasonably withheld or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Without limiting any of the rights of Purchaser elsewhere provided for in this Contract, Purchaser’s obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2    Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4    Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

8.1.5    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of Seller.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the conditions set forth in Section 8.1.2 and 8.1.5 are not met, Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2       Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4    Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby (a) from Seller’s partners, members, managers, shareholders or directors to the extent required by Seller’s (or Seller’s affiliates’) organizational documents, and (b) as required by law.  Seller has informed Purchaser that in connection with the sale of the Property pursuant to this Contract, Seller is required to file an information statement with the United States Securities Exchange Commission (the “ SEC”) pursuant to Rule 14(c) of the Securities Exchange Act of 1934, as amended (the “ Information Statement”) and to distribute the Information Statement to Seller's limited partners.  Seller shall file the Information Statement with the SEC after the Effective Date.  It shall be a condition to Seller’s closing obligations hereunder that (A) either (x) Seller has not received any comments on the Information Statement from SEC for a period of ten (10) Business Days after the Information Statement has been filed with the SEC or (y) if Seller has received comments from the SEC within such ten (10) Business Day period, such comments have been addressed to the satisfaction of the SEC and the SEC has confirmed that it has no further comments to the Information Statement and (B) thereafter the Information Statement has been delivered to each of the limited partners of Seller and a period of not less than twenty (20) calendar days has expired; and

8.2.5    There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of Purchaser.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  If Seller is unable to close with respect to the conveyance of the Property under this Contract as a result of a failure to meet the conditions in Section 8.2.4 or Section 8.2.5 (but only to the extent that any pending or threatened litigation is not caused by a default under this Contract by Purchaser), Purchaser shall be entitled to a return of Purchaser's Deposit.

article IX
BROKERAGE

9.1       Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Apartment Realty Advisors (“ Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.  The provisions of this Section 9.1 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the Deed to Purchaser.

9.2       Broker Commission.

  If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.

9.3       Broker Signature Page.

  As a condition to Seller’s obligation to pay the commission pursuant to Section 9.2, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein; provided, however, that (a) Broker’s signature hereon shall not be a prerequisite to the binding nature of this Contract on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (b) the signature of Broker will not be necessary to amend any provision of this Contract.

article X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to the Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.4 and close on the purchase of the Property on the Closing Date, then, immediately and without notice or cure, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If Purchaser materially defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than ten (10) calendar days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2     Seller Default.

  If Seller, prior to the Closing, materially defaults in its representations, warranties, covenants, or obligations under this Contract, including to sell the Property as required by this Contract, and such material default continues for more than ten (10) calendar days after written notice from Purchaser (except with respect to Seller’s failure to close in accordance with Section 5.2 or Seller’s failure to make the deliveries specified under Section 5.2 on the date required thereunder, for which no notice shall be required), then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the Deposit) and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $30,000 in aggregate, or (b) Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser agrees that it shall promptly deliver to Seller an assignment, without recourse, of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

article XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “ Repairs”), is more than $500,000, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “ Damage Notice”).  Within 10 days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser.  In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2     Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $500,000, this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3     Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form prepared by Seller and reasonably acceptable by Purchaser) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any documented third-party amounts which may already have been spent by Seller for or in connection with Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs) as determined by an engineer reasonably acceptable to Seller and Purchaser.  If the damage or destruction is not covered by insurance, then Seller shall either repair the damage or provide a credit against the Purchase Price in an amount necessary to complete the repair, as reasonably determined by Seller and Purchaser.

11.4     Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs, provided that Purchaser shall have approved, in writing, such construction or other contracts, such approval not to be unreasonably withheld or delayed.  The provisions of this Section 11.4 shall survive the Closing and delivery of the Deed to Purchaser.

article XII
EMINENT DOMAIN

12.1     Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within ten (10) calendar days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Initial Deposit and the Additional Deposit (if such Additional Deposit has been made) (subject to Purchaser’s obligation under Section 3.5.2 to return or certify the destruction of all Third-Party Reports and information and Materials provided to Purchaser as a pre-condition to the return of the applicable portion of the Deposit).  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

article XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  As provided in Section 2.3.5 and Section 9.3 above, neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.

13.2     Exhibits And Schedules.

  All Exhibits and Schedules are a part of this Contract for all purposes.

13.3     Assignability.

  This Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller, except that Purchaser may assign this Contract without first obtaining the prior written approval of Seller to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than ten (10) calendar days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4     Binding Effect.

  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

13.5     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.6     Number And Gender Of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.7     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than three (3) Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

The Embassy Group LLC

3 College Road

Suite 203

Airmont, New York 10952
Attention: David Willner

Telephone: 845-504-3151
Facsimile: 845-504-3151

Email: david@theembassygroupllc.com

with a copy to:

Morris Silberberg, Esq.

4553 Route 9 North

Howell, NJ 07731

Telephone: 732-367-9500

Facsimile: 732-367-9495

Email: msilberberg@sklawgroup.com

To Seller:

CCIP/3 Williamsburg Manor, LLC
c/o AIMCO
 4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mark Reoch
Telephone:  303-691-4337
Facsimile:  303-300-3261
Email: mark.reoch@aimco.com

and:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mr. Harry Alcock
Telephone:  303-691-4344
Facsimile:  303-300-3282
Email: harry.alcock@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention: John Spiegleman, Esq., Senior Vice President
Telephone:  303-691-4303
Facsimile:  303-300-3260
Email: john.spiegleman@aimco.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Facsimile:  212-541-1449
Email: sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York

633 Third Avenue,

New York, New York 10017

Attention: Linda J. Isaacson

Telephone: 212-850-0664

Facsimile: 212-331-1467

Email: lisaacson@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.8     Governing Law And Venue.

  The laws of the State of North Carolina shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.25, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.9     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.10   Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) as provided in Section 2.3.5 above, the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) as provided in Section 9.3 above, the signature of the Broker shall not be required as to any amendment of this Contract.

13.11   Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.12   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.13   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.14   Confidentiality.

  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys, investors, consultants and accountants.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, other than such matters that are available from records open to the public, are confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the provisions of Section 13.9, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.15   Time Of The Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

13.16   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.17   Attorneys Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the substantially prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.18   Time Periods.

  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.19   Intentionally Omitted.

13.20   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited liability company, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.21   No Exclusive Negotiations.

  Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Seller shall not enter into any binding contract with a third-party for the sale of the Property unless such contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.22   ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representation.

13.23   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If the Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints the Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.24   Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.25   Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within thirty (30) calendar days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.25 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.25.

13.26   AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.27   Non-Solicitation of Employees.

  Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.28   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Section 13.21), and (b) any provision of this Contract which expressly states that it shall so survive, and (c) any payment obligation of Purchaser under this Contract (the foregoing (a), (b) and (c) referred to herein as the “ Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and, if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive Closing.

13.29   Multiple Purchasers.

  As used in this Contract, the term “ Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

article XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.  The provisions of this Section 14.1 shall survive the Closing and delivery of the Deed to Purchaser.

14.2     Consent Agreement.

  Testing (the “ Testing”) has been performed at the Property with respect to lead-based paint.  TRC performed the Testing and reported its findings in the Lead-Based Paint Free Report dated November 20, 2008, a copy of which has been provided to Purchaser (the “ Report”).  The Report certifies the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the “Consent Agreement”) by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Property has been certified as lead based paint free, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.  The provisions of this Section 14.2 shall survive the Closing and delivery of the Deed to Purchaser.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

CCIP/3 WILLIAMSBURG MANOR, LLC,
a Delaware limited liability company

By:    CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, L.P.,
a Delaware limited partnership,
its member

By:             CONCAP EQUITIES, INC.,
a Delaware corporation,
its general partner

By:  /s/John Spiegleman
         Name:  John Spiegleman
         Title:  Senior Vice President

Purchaser:

THE EMBASSY GROUP LLC,

a New York limited liability company

By:  /s/David Willner

         Name:  David Willner

         Title:  Managing Partner